Exhibit 99.1
 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES COMPLETION OF

 $2.2MIL CONVERTIBLE DEBT OFFERING

Addison, Texas, July 3, 2012; ULURU Inc. (OTCQB: ULUR), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced it has completed a $2.2mil secured convertible debt financing with Inter-Mountain Capital Corp (“Inter-Mountain”).  Proceeds from the convertible debt will be received in seven tranches with the initial tranche being $710,000 and six subsequent tranches of $250,000.  The Company intends to use the funds for general corporate purposes.

At the option of Inter-Mountain, the outstanding principal balance of the convertible note may be converted into shares of ULURU Inc. common stock at a conversion price of $0.35 per share, subject to certain pricing adjustments and ownership limitations.  The note is for a term of 33 months, with monthly instalment payments of $83,333 commencing no earlier than September 27, 2012.  The convertible note will bear interest at the rate of 8.0% per annum.  At ULURU’s option, the monthly installment may be paid in whole, or in part, in cash or in Uluru Common Stock.  If the monthly installment is paid in ULURU Common Stock, the shares will be issued at a 20% discount.  At the option of ULURU, the outstanding principal balance of the convertible note, or a portion thereof, may be prepaid.  The convertible note is secured by the grant to Inter-Mountain of a priority security interest in the assets of the Company.

As part of the convertible debt financing, Inter-Mountain will also receive warrants to purchase up to an aggregate of 3,142,857 shares of ULURU Common Stock.  The warrants have an exercise price of $0.35 per share, and are exercisable, subject to vesting provisions and ownership limitations, until June 27, 2017.

Commenting on the financing, Kerry P. Gray, President and CEO of ULURU, stated, “We are very pleased to have completed this financing as it provides us with the resources to introduce Altrazeal® in numerous international markets. We continue to be very excited with the international opportunity for Altrazeal®. The clinical results that have been generated, in both Europe and Australia, clearly demonstrate the economic benefits that Altrazeal® can achieve.

As part of the convertible debt financing, Uluru entered into a Registration Rights Agreement whereby ULURU will prepare and file with the Securities and Exchange Commission a registration statement no later than July 27, 2012, for the registration 2.3 million shares and cause such registration statement to be declared effective no later than ninety days after such filing.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to the clinical and economic benefit and international potential of Alterazeal® and the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed by us with the Securities and Exchange Commission.